Exhibit 10.3
BOB EVANS FARMS, INC.
AMENDED AND RESTATED 2010 EQUITY AND CASH INCENTIVE PLAN
FORM OF
PERFORMANCE SHARE, RESTRICTED STOCK UNIT AND
DIVIDEND EQUIVALENT RIGHT AWARD
PERFORMANCE PERIOD FY____-____ (_____ through _______)
Grant Date: _________

Bob Evans Farms, Inc. (the “Company”) hereby grants the Participant an Other Stock-Based Award consisting of one or more of the following: (a) performance shares (“PSUs”); (b) restricted stock units (“RSUs”); and (c) related dividend equivalent rights (“DERs”); subject to the terms and conditions described in the Amended and Restated Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan (the “Plan”) and this Award (“Award”). Except as otherwise defined herein, capitalized terms used in this Award have the respective meanings set forth in the Plan.

1.	Grant of Performance Shares.

(a)
Grant. The Company hereby grants you the target number of “PSUs” specified on Appendix A, subject to the terms and conditions of the Plan and this Award. This “target” number of shares is computed by multiplying your annual base salary by the target award percentage for your position, and then dividing that by the closing stock price of the Company’s common stock (“Common Stock”) on the grant date multiplied by the Monte Carlo valuation factor established for this grant.

(b)
Peer Group. S&P Small Cap 600 Index (“Index”) component companies within the Index at the start of the three-year period that remain publicly traded companies at the end of the three-year Performance Period.

(c)
Performance Measure. The number of PSUs awarded at the end of the three-year Performance Period will vary depending on the degree to which performance, which is measured by the relative Total Shareholder Return, meets the predetermined three-year performance goal, as compared to the Index over the same three-year period. “Total Shareholder Return” is defined as the change in share price (based on the average closing common stock price for the twenty trading day period immediately before the first day of the Performance Period compared to those for the twenty trading day period before and including the last day of the Performance Period) plus the reinvested dividends, over the performance period. The Performance Goals for determining the number of PSUs awarded are as follows:

Performance Category	Threshold	Target	Maximum
Performance Level	35th Percentile Ranking	50th Percentile Ranking	75th Percentile Ranking

(c)
Determination of PSUs Earned. At the target levels, 100% of the PSUs will be earned. At the threshold levels 50% of the PSUs will be earned. Below the threshold levels of performance, no PSUs are earned. At the maximum levels or more, 150% of the PSUs will be earned. Performance between minimum and target, and between target and maximum, will earn PSUs on a pro-rated basis between 50% and 100%, and 100% and 150%, respectively.

The amount earned will be calculated according to the following:

Percent of
Performance	=	Target	X	Target
Shares Awarded		PSUs		PSUs Earned

(d)
Disability or Death. If during the Performance Period you have a Termination of Service by reason of Disability or death, and you have been employed for at least 18 months and one day after the Performance Period Start Date, then the number of PSUs earned (based on performance as of the end of the Performance Period) will be prorated to reflect the portion of the Performance Period during which you remained employed by the Company. Such prorated portion shall equal the number of PSUs that you would otherwise have earned, multiplied by a fraction equal to the number of full months of the Performance Period completed as of your Termination of Service, divided by the number of months in the Performance Period. Any PSUs earned following your Termination of Service by reason of Disability or death pursuant to this subsection shall be paid at the same time PSUs are paid to other Participants.

(e)
Retirement. If during the Performance Period you have a Termination of Service by reason of Retirement (as defined in the Plan), and you have been employed for at least 18 months and one day after the Performance Period Start Date, then the number of PSUs earned (based on performance as of the end of the Performance Period) will be prorated to reflect the portion of the Performance Period during which you remained employed by the Company. Such prorated portion shall equal the number of PSUs that you would otherwise have earned, multiplied by a fraction equal to the number of full months of the Performance Period completed as of your Termination of Service, divided by the number of months in the Performance Period. Any PSUs earned following your Termination of Service by reason of Retirement pursuant to this subsection shall be paid at the same time PSUs are paid to other Participants.

(f)
Involuntary Termination of Service. If during the Performance Period you have an involuntary (as determined by the Committee) Termination of Service not for Cause, and you have been employed for at least 18 months and one day after the Performance Period Start Date, then the number of PSUs earned (based on performance as of the end of the Performance Period) will be prorated to reflect the portion of the Performance Period during which you remained employed by the Company. Such prorated portion shall equal the number of PSUs that you would otherwise have earned, multiplied by a fraction equal to the number of full months of the Performance Period completed as of your Termination of Service, divided by the number of months in the Performance Period. Any PSUs earned following your Termination of Service by reason of termination not for Cause pursuant to this subsection shall be paid at the same time PSUs are paid to other Participants.

(g)
Other Termination of Service. If during the Performance Period you have a Termination of Service by voluntary quitting, resigning or retiring (i.e., leaving to retire but not as Retirement is defined in the Plan), or if you are terminated for Cause, or if you have a Termination of Service for any other reason other than as set forth in Section 1(d) or (e) above or Section 1(h) below, as determined by the Committee, then all of your PSUs and DER’s shall be forfeited.

(h)
Settlement of Earned PSUs. At the end of the Performance Period actual performance for the entire Performance Period shall be reviewed, and the amount of the earned Award shall be determined based on this performance and communicated to you. The Company shall transfer to you one share of Common Stock for each PSU earned at that time, net of any applicable tax withholding requirements in accordance with Section 8(b) below. PSUs payable under this Award are intended to be exempt from Internal Revenue Code Section 409A under the exemption for short-term deferrals. Accordingly, PSUs will be settled in Common Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the PSUs are earned.

(i)
Settlement following a Change In Control. Notwithstanding any provision of this Award to the contrary, if there is a Change in Control during the Performance Period, then Article XII of the Plan will apply to any unvested portion of the Award.

2.    Time Based Restricted Stock Units.

(a)	Grant. The Company hereby grants you the number of RSUs specified on Appendix A, subject to the terms and conditions of the Plan and this Award.

(b)
Restricted Stock Unit Account. The Company will maintain an account (the “Account”) on its books in your name to reflect the number of RSUs awarded to you. The Account is for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.

(c)
Restricted Period. The period prior to the vesting date with respect each RSU is referred to as the “Restricted Period.” Subject to the provisions of the Plan and this Award, unless vested or forfeited earlier as described in this Award, as applicable, your RSUs will become vested and be settled pro rata, one third as of the first, second and third anniversary dates of the Grant Date.

(d)	Disability or Death. If during the Restricted Period you have a Termination of Service by reason of Disability or death, then any unvested RSUs will immediately vest on your termination date.

(e)	Retirement. If you have a Termination of Service by reason of Retirement (as defined in the Plan), then any unvested RSUs will continue to vest based on the original vesting schedule.

(f)
Involuntary Termination of Service. If during the Restricted Period you have a Termination of Service by reason of an involuntary (as determined by the Committee) Termination of Service not for Cause, then you shall thereupon forfeit any RSUs that are still in a Restricted Period on your termination date.

(g) Other Termination of Service. If during the Restricted Period you have a Termination of Service by reason of voluntary quitting, resigning or retiring (i.e., leaving to retire but not as Retirement is defined in the Plan), or if you are terminated for Cause, or if you have a Termination of Service for any reason, as determined by the Committee, then you shall thereupon forfeit any RSUs that are still in a Restricted Period on your termination date.
(h)    Settlement of Vested RSUs. As promptly as practicable after the applicable Vesting Date, whether occurring upon your Separation from Service or otherwise, but in no event later than 75 days after the Vesting Date, the Company shall transfer to you one share of Common Stock for each RSU becoming vested at such time, net of any applicable tax withholding requirements in accordance with Section 8(b) below; provided, however, that, if you are a Specified Employee at the time of Separation from Service, then to the extent your RSUs are deferred compensation subject to Section 409A of the Code, settlement of which is triggered by your Separation from Service (other than for death), payment shall not be made until the date which is six months after your Separation from Service. Fractional shares shall be settled in cash at the same time as your shares of Common Stock are delivered.

(i)
Settlement Following Change in Control. Notwithstanding any provision of this Award to the contrary, if there is a Change in Control during the Performance Period, then Article XII of the Plan will apply to any unvested portion of the Award.

3.	Related DERs.

(a)
Each PSU and RSU entitles the Participant to receive one DER on the date the PSU or RSU is settled, as described herein. Each DER entitles the Participant to be credited with all of the cash dividends that are or would be payable with respect to the Share represented by the PSU or RSU to which the DER relates. Accumulated dividends credited pursuant to this Award shall be payable in cash, without interest, at such time as the PSU or RSU to which the DER relates is settled pursuant to this Award.

(b)
If dividends are paid in the form of shares of Common Stock rather than cash, then your Account will be credited with one additional PSU or RSU, as applicable, for each share of Common Stock that would have been received as a dividend had your outstanding PSUs or RSUs been shares of Common Stock which additional

PSU or RSU shall be payable, at such time as the PSU or RSU to which the DER relates is settled pursuant to this Award.

(c)
In the event that a PSU or RSU is forfeited pursuant to this Award, the related DER shall also be forfeited and the Participant shall have no right to payment of any accumulated dividend amounts or shares.

4.
Transfer Restrictions. Until a PSU, RSU or DER becomes vested the PSU, RSU or DER may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 8(a), the Participant may designate a beneficiary to receive any Shares to be settled after the Participant dies.

5.
Award Subject to Recoupment Policy. If the Participant is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934, then this Award is subject to the Bob Evans Farms, Inc. Executive Compensation Recoupment Policy (“Recoupment Policy”). The Award, or any amount traceable to the Award, shall be subject to the recoupment obligations described in the Recoupment Policy.

6.
Award Subject to Non-Competition and Confidentiality Policy. If the Participant is an officer of the Company or an officer of a Company subsidiary on the date of receipt of this Award, then receipt of this Award is also subject to the Bob Evans Farms, Inc. Non-Competition and Confidentiality Policy and the Participant’s adherence to said Policy.

7.	Restrictive Covenants. Unless the Committee otherwise agrees in writing, any outstanding unvested PSUs, RSUs, or accruals related to the DERs under this Award will be forfeited if the Participant:

(a)
Serves (or agrees to serve) as an officer, director, manager, consultant or employee of any proprietorship, partnership, corporation or limited liability company or become the owner of a business or a member of a partnership or limited liability company that competes with any portion of the Company or an Affiliate’s business or renders any service to entities that compete with any portion of the Company or an Affiliate’s business;

(b)	Refuses or fails to consult with, supply information to, or otherwise cooperate with, the Company or any Affiliate after having been requested to do so; or

(c)	Deliberately engages in any action that the Committee concludes could harm the Company or any Affiliate.

8.	Other Terms and Conditions:

(a)
Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive any cash or Shares to be paid or settled after the Participant’s death by completing a Beneficiary Designation Form in the form and manner required by the Committee and communicated in writing to the Participant. The Beneficiary Designation Form does not need to be completed now and is not required to be completed as a condition of receiving this Award. However, if the Participant dies without completing a Beneficiary Designation Form or if the designation is ineffective for any reason, the Participant’s beneficiary will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(b)
Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to this Award. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing or per an online or web based system used by the Company, and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(c)
Governing Law. This Award will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(d)
Other Agreements. This Award will be subject to the terms of any other written agreements between the Participant and the Company to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award.

(e)
Award Subject to the Plan. This Award is subject to the terms and conditions described in this Award and the Plan, which is incorporated by reference into and made a part of this Award. The Plan as it may be amended from time to time is incorporated into this Award by this reference. In the event of a conflict between the terms of the Plan and the terms of this Award, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award, and its determination of the meaning of any provision in the Plan or this Award shall be binding on the participant. Capitalized terms that are not defined in this Award have the same meaning as in the Plan.

(f)
No Rights as Shareholder. You have no rights as a shareholder of the Company with respect to the PSUs, RSUs or DERs until such time as the Common Stock issued in settlement has been recorded in your name in book entry form. Until that time, you shall not have any shareholder rights.

(g)
Rejection. The Participant may reject this Award and forfeit the Award by notifying the Company or its designee, in the manner prescribed by the Company and communicated to the Participant, within 30 days after the Grant Date. If this Award is rejected pursuant to this Section 8(g), the PSUs, RSUs and DERs evidenced by this Award shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.

APPENDIX A

1.	Name of Participant: NAME

2.	Grant Date: ________ (the “Grant Date”)

3.	PSU Performance Period: Fiscal Year ______ to ______ (_______ through ______)

4.	Performance Shares (PSUs): __________

5.	Restricted Stock Units (RSUs): __________

6.	RSU Vesting Schedule:

1.	First one-third vests ________

2.	Second one-third vests ________

3.	Final one-third vests _________